EXHIBIT 99.4(b)



                             AMENDMENT TO
                            PROMISSORY NOTE


	On April 18, 2005, Alpha Motorsport, Inc. ("Maker"), and
Paramount Trading Company Inc. ("Holder") hereby amend the terms of the original Promissory Note between the parties, dated October 20, 2004, in the amount of $20,000 US, as follows:

	Principal sum shall be payable within two years of the date of execution of the original Promissory Note or on or before October
20, 2006 and shall bear interest at the rate of 6% per annum.


	All other terms of the original Promissory Note between the parties shall remain in full force and effect.


	IN WITNESS WHEREOF, this Amendment to the Promissory Note is executed as follows:


ALPHA MOTORSPORT, INC.			PARAMOUNT TRADING COMPANY INC.

/s/ Vincent Markovitch                  /s/ Steven Drayton
Dated: 19/04/05				Dated: 19/4/05